EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated March 31, 2005 with respect to the consolidated financial statements of Kirshner Entertainment & Technologies, Inc. included in this Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2004, into the Company's previously filed Registration Statement on Form S-8 filed on December 21, 2000 (Registration No. 333-52424) and the Company's Registration Statement, Post-Effective No. 1 and Post- Effective Amendment No. 2 to its Registration Statement on Form S-8 initially filed with the SEC on December 14, 2000 (Registration No. 333-50076).





/s/ Berkovits, Lago & Company, LLP

Plantation Florida
March 31,2005